Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to EXECUTIVE Employment Agreement (this “Amendment”) is made and entered as of this 29th day of August, 2017, (the “Amendment Effective Date”) by and between Alliqua Biomedical, Inc., a Delaware corporation (the “Company”), and David Johnson (“Executive”) for purposes of amending that certain Executive Employment Agreement dated as of February 4, 2013 by and between Alliqua, Inc. and Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 10(k) of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 10(k) of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.             As applicable, any and all references in the Agreement to “Alliqua, Inc.” shall be hereby amended by deleting each and every said reference and substituting in lieu thereof the title of “Alliqua Biomedical, Inc.”

2.             Section 2 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2:

2.             Term of Agreement. The Agreement’s stated term and the employment relationship created hereunder will remain in effect until August 29, 2020, unless earlier terminated in accordance with Section 8.  This Agreement shall be automatically renewed for successive one (1) year terms (each one-year period, a “Renewal Term”), unless Executive’s employment is terminated by either party not less than four (4) months before August 29, 2020 or any Renewal Term, or unless earlier terminated in accordance with Section 8.  The period during which Executive is employed under this Agreement (including any Renewal Term) will be referred to as the “Employment Period.”

3.             Section 5(c) of the Agreement is hereby amended by deleting the phrase “Alliqua, Inc. 2011 Long-Term Incentive Plan and any amendments thereto (the “2011 Plan”)” and replacing it with the “Alliqua, Inc. 2014 Long-Term Incentive Plan, as it may be amended, and any successor plan thereto (the “Incentive Plan”)” and deleting all references in said Section to the “2011 Plan” and replacing them with the “Incentive Plan”.

4.             Section 8 of the Agreement is hereby amended by deleting the lead-in paragraph of said section and substituting in lieu thereof the following lead-in language:

8.             Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate upon the occurrence of any one of the following events:

5.             Section 9 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 9:

9.             Compensation Upon Termination for Any Reason. Upon the termination of Executive’s employment under this Agreement, Executive shall be entitled to the following:

(a)           Termination by the Company for Cause or as a Result of the Resignation of Executive Without Good Reason. In the event that Executive’s employment is terminated either by the Company for Cause, or as a result of Executive’s resignation without Good Reason, the Company shall, in addition to any benefits provided under any employee benefit plan or program of the Company, pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i)         any accrued but unpaid Base Salary (as determined pursuant to Section 5(a) hereof) for services rendered to the date of termination;

(ii)        any accrued but unpaid expenses required to be reimbursed pursuant to Section 5(e) hereof; and

(iii)        any earned, but unpaid, bonus under Section 5(b) for services rendered during the year preceding the date of termination.

The amounts described in Sections 9(a)(i)-(iii) above, together with benefits provided under any employee benefit plan or program of the Company, shall be referred to herein as the “Accrued Obligations.”

(b)           Termination by Reason of Death or Disability of Executive. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i)         the Accrued Obligations; and

(ii)        notwithstanding anything to the contrary in this Agreement with respect to the requirement of being employed as of December 31st, a pro-rata portion (based on a fraction, the numerator of which is the number of days in the calendar year on which Executive performed services prior to termination and the denominator of which is the number of days in such calendar year) of Executive’s annual bonus that he would have earned had he been employed as of December 31st of the year in which his employment ends, but calculated at the Target Bonus level (the “Pro-Rata Target Bonus”).

(c)           Termination by the Company Without Cause, or by Executive for Good Reason. In the event that Executive’s employment is terminated at any time during the Employment Period and such termination is initiated by the Company without Cause or by Executive for Good Reason, the Company shall pay and/or provide the following to Executive:

(i)         the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination); and

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(ii)        subject to compliance with the restrictive covenants in Sections 6 and 7 and the execution and timely return by Executive of a release of claims in substantially the form of Exhibit A hereto (the “Release”) which the Company shall deliver to Executive within five (5) business days following the termination of Executive’s employment, and subject to the provisions of Section 11 below:

(1)         The Company shall pay Executive an amount equal to the sum of (x) two (2) years Base Salary and (y) two (2) years of Executive’s annual bonus calculated at the Target Bonus level, less applicable taxes and other withholdings, payable in twenty-four (24) equal monthly installments from the date of the termination of employment (the “Severance Period”); provided, however, the Company shall pay (A) the number of installments that are exempt from Code section 409A as short term deferrals under Treas. Reg. § 1.409A-1(b)(4) because they would have been paid during the short term deferral period ending on the March 15th following the end of the calendar year that includes the date of Executive’s termination of employment, plus (B) the number of installments that near or equal, but do not exceed, the dollar limit set forth in Treas. Reg. § 1.409A-1(b)(9)(iii) (i.e., two (2) times the limit under Section 401(a)(17) of the Code) as of the date of Executive’s termination of employment, in a single lump sum on the sixtieth (60th) day following the termination of Executive’s employment, with the remainder of the installments being paid over the Severance Period on the dates and in such amounts such installments would have been paid without regard to installments that were paid in a lump sum payment;

(2)         The Company shall provide Executive and his dependents with continued healthcare coverage under the Company’s group health and dental plans at the same cost, if any, imposed on active employees of the Company, until the earlier of (x) the expiration of the Severance Period; (y) the date that Executive’s “COBRA” coverage terminates or expires; or (z) the date that Executive obtains new employment that offers substantially similar health and dental coverage. Such continuing health and dental coverage provided by the Company shall be provided pursuant to COBRA. To the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year; and

(3)         notwithstanding anything to the contrary contained in the Incentive Plan or in any predecessor or successor plan, award agreement, or similar equity incentive scheme, any stock options and other equity-based awards granted to Executive that have not vested as of the date of termination shall immediately become 100% vested and all restrictions shall lapse. All stock options vested prior to the date of termination or which vest as a result of this Section 9(c)(ii)(3) shall remain exercisable for three (3) months following the expiration of the Employment Period (unless the originally prescribed term of any such vested stock options expires sooner), in each case as if Executive remained actively employed by the Company during such period.

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In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(c)(ii).

6.             Section 10 of the Agreement is hereby amended to add the following new Section 10(o) to the Agreement:

(o)           Change in Control. Notwithstanding anything to the contrary contained herein, in the event of a Change in Control (as defined in the Incentive Plan, without giving effect to clause (v)(z) in such definition), provided that such Change in Control also constitutes a change of control for purposes of Section 409A of the Code, the Company may, in its sole discretion and in accordance with Section 409A of the Code and Treas. Reg. § 1.409A-3(j)(4)(ix)(B), (i) terminate this Agreement and all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan with the Agreement under Treas. Reg. § 1.409A-1(c)(2), effective as of the date of the Change of Control, and (ii) subject to compliance with the restrictive covenants in Sections 6 and 7 and the execution and timely return by Executive of a Release which the Company shall deliver to Executive within five (5) business days of the Change in Control, pay, in a single lump sum payment (A) on the date of the Change in Control the remaining unpaid portion of any payments and benefits due under Section 9(c) if payments under Section 9(c) commenced prior to the Change in Control; or (B) within sixty (60) days of the Change in Control the full amount of the payments and benefits due under Section 9(c) if payments under Section 9(c) have not yet commenced as of the date of the Change in Control .

7.             Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

8.             In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Amendment to Executive Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

ALLIQUA BIOMEDICAL, INC.

By:	/s/ Jerome B. Zeldis
Name:	Jerome B. Zeldis
Title:	Chairman of the Board

EXECUTIVE:

/s/ David Johnson
David Johnson